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                                                                Exhibit 10.23

                                 CONSULTING AGREEMENT


                                                               ___________, 1998


AyurCore, Inc.
1737 N. First Street
Suite 290
San Jose, California  95112

Attention:  Deepa Chitre, M.D., President & CEO

Dear Dr. Chitre:

         This will confirm the arrangements, terms and conditions pursuant to which LT Lawrence & Co., Inc. (the "Consultant"), has been retained to serve as a financial consultant and advisor to AyurCore, Inc., a Delaware corporation (the "Company"), on a non-exclusive basis for a period of two (2) years commencing on _________, 1998 [the Closing Date]. The undersigned hereby agrees to the following terms and conditions:

          1. Duties of Consultant. Consultant shall, at the request of the Company, upon reasonable notice, render the following services to the Company from time to time.

              (a) Consulting Services. Consultant will provide financial consulting services and advice pertaining to the Company's business affairs as the Company may from time to time reasonably request. Without limiting the generality of the foregoing, Consultant will assist the Company in developing, studying and evaluating financing and merger and acquisition proposals based upon documentary information provided to the Consultant by the Company.

              (b) Financing. Consultant will assist and represent the Company in obtaining both short and long-term financing. The Consultant will be entitled to additional compensation under certain circumstances in accordance with the terms set forth in Section 3 hereof.

              (c) Wall Street Liaison. Consultant will, when appropriate, arrange meetings between representatives of the Company and individuals and financial institutions in the investment community, such as security analysts, portfolio managers and market makers.

         The services described in this Section 1 shall be rendered by Consultant without any direct supervision by the Company and at such time and place and in such manner (whether by conference, telephone, letter or otherwise) as Consultant may determine.


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         2.   Compensation.  As compensation for Consultant's services
hereunder, the Company shall pay to Consultant an annual fee of Fifteen Thousand Dollars ($15,000), the entire Thirty Thousand Dollars ($30,000) payable in full, in advance, on ____________ __, 1998.

          3. Additional Compensation in Certain Circumstances. In addition to the financial consulting services described in Section 1 above, Consultant may bring the Company in contact with persons, whether individuals or entities, that may be suitable candidates to purchase substantially all of the stock or assets of the Company, to have substantially all of its stock or assets purchased by the Company or merge with the Company. If, at any time up until the second anniversary of the date hereof, the Company enters into an agreement with any such persons or their affiliates, or with any persons introduced to the Company by any such persons or their affiliates, pursuant to which substantially all of the Company's stock or assets is purchased or the Company purchases substantially all of the stock or assets of another entity or the Company is merged with or into another entity (each "Transaction"), the Company will pay to Consultant, in accordance with the formula set forth below, additional compensation based on the aggregate value of the consideration, whether in cash, securities, assumption of (or purchase subject to) debt or liabilities (including, without limitation, indebtedness for borrowed money, pension liabilities and guarantees), or other property, obligations or services, paid or payable directly or indirectly (in escrow or otherwise) or otherwise assumed in connection with such Transaction (the "Consideration"). For purposes of this Section 3, the "Company" shall include its subsidiaries and any other entity in which it owns (directly or indirectly) a majority interest.

         The additional compensation to be paid will be paid upon the closing of the Transaction (except that, if any part of the Consideration is in the form of contingent payments to be calculated to reference to uncertain future occurrences, such as future financial or business performance, then the portion of the fees of Consultant relating to such part of the Consideration shall be payable at the earlier of (i) the receipt or payment of such Consideration; or (ii) the time that the amount of such Consideration can be determined) by certificate check, in the following amounts:

              5% of the first $5,000,000 of the Consideration;

              4% of the Consideration in excess of $5,000,000 and up to $6,000,000;

              3% of the Consideration in excess of $6,000,000 and up to $7,000,000;


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              2% of the Consideration in excess of $7,000,000 and up to
              $8,000,000; and

              1% of any Consideration in excess of $8,000,000.

          4. Available Time. Consultant shall make available such time as it, in its sole discretion, shall deem appropriate for the performance of its obligations under this agreement and may in certain circumstances be entitled to additional compensation in connection therewith.

          5. Relationship. Nothing herein shall constitute Consultant as an employee or agent of the Company, except to such extent as might hereinafter be agreed upon for a particular purpose. Except as might hereinafter be expressly agreed, Consultant shall not have the authority to obligate or commit the Company in any manner whatsoever.

          6. Confidentiality. Except in the course of the performance of its duties hereunder, Consultant agrees that it shall not disclose any trade secrets, know-how, or other proprietary information not in the public domain learned as a result of this Agreement unless and until such information becomes generally known.

          7. Assignment and Termination. This Agreement shall not be assignable by any party except to successors to all or substantially all of the business of either party for any reason whatsoever without the prior written consent of the other party, which consent may be arbitrarily withheld by the party whose consent is required.


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          8.   Governing Law.  This Agreement shall be deemed to be a
contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of said State.

                             Very truly yours,

                             LT LAWRENCE & CO., INC.



                             By:
                                 --------------------------------------------
                                 Name:
                                 Title:


AGREED AND ACCEPTED:

AYURCORE, INC.


By:
   ------------------------------------
   Name:
   Title:


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